Exhibit 10.4

CLIFFORD CHANCE

LIMITED LIABILITY PARTNERSHIP

28 April 2008

WABCO AUTOMOTIVE U.K. LIMITED

as Seller

and

WABCO FUNDING SPRL as Purchaser

RECEIVABLES SECURITISATION DEED

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CONTENTS

Clause

Page

1. Definitions 1

2. Offer for Receivables 7

3, Acceptance, Purchase and Assignment 8

4. Payment of the Purchase Price 10

5. Perfection and Further Assurance 10

6. Appointment of Servicer 11

7. Insolvency Risk 12

8. Deemed Collections 12

9. Default Interest 13

10. Representations and Warranties of the Seller 13

11. Representations and Warranties of the Purchaser 14

12. Covenants 15

13. Termination and Default 16

14. Taxes, Increased Costs and Indemnities 18

15. Transfers 22

16. Disclosure of Information 22

17. No Liability and No Petition and limited recourse 23

18. Waiver 24

19. Partial Invalidity 24

20. Notices and Amendments 24

21. Contracts (Rights of Third Parties) Act 1999 25

22. Governing Law and Jurisdiction 25

SCHEDULE 1 General Terms and Conditions 27

SCHEDULE 2 Addresses for Notice 28

SCHEDULE 3 Form of Offer 29

SCHEDULE 4 Certificate of Officer 30

SCHEDULE 5 Conditions Precedent 31

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THIS RECEIVABLES SECURITISATION DEED is made on 28 April 2008

BETWEEN:

(1) WABCO AUTOMOTIVE U.K. LIMITED an English company with its registered office at Beacon Works, Texas Street, Leeds, LS27 0HQ, United Kingdom (the “Seller”); and

(2) WABCO FUNDING SPRL, a Belgian company with its registered office at Rue de Genval 20, 1301 Bierges, Belgium (the “Purchaser”).

WHEREAS:

The Seller originates trade receivables in the ordinary course of its business. The parties wish to arrange for the offer for sale from time to time at the discretion of the Seller and for the purchase from time to time at the discretion of the Purchaser of trade receivables originated by the Seller.

The Seller acknowledges that the Purchaser may on-sell a number of the Receivables purchased under this Deed to Tulip Asset Purchase Company B.V. (the “Onward Purchaser” or “TAPCO”) under the RPA as part of a trade receivables securitisation transaction for certain European subsidiaries and affiliates of WABCO Holdings Inc.

IT HAS BEEN AGREED AS FOLLOWS:

I. DEFINITIONS

1.1 The expressions defined in the Receivables Purchase Agreement dated on or about the date hereof shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Deed and in the recitals hereto.

1.2 In this Deed, except as the context otherwise requires:

“Advances” means all Advances and Same Day Advances made pursuant to the Liquidity Facility Agreement (as defined therein), all Drawings under the Euro Standby Letter of Credit Agreement and all drawings made under the Euro Programme Enhancement Facility Agreement (in each case as defined therein);

“Adverse Claim” means any charge, encumbrance, proprietary or security interest, right of retention, lien or other right or claim in, over or on any person’s assets or properties in favour of any other person (but excluding the rights of the Debtor under any Contract in respect of the use or possession of goods the subject of such Contract);

“Affiliate” means as to a specified entity, any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the entity specified;

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“Aggregate Outstanding Nominal Amount” means at any time, with respect to all Sold Receivables, the aggregate Outstanding Nominal Amount of each Sold Receivable;

“Average Collection Period” means at any time the latest figure published by the Seller for the average number of days between the invoice date of its Receivables and the date of collection of such Receivables;

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in London, Amsterdam, Brussels and New York and, if such reference relates to the date for the payment or purchase of any sum denominated in any currency not the lawful currency in London, Amsterdam, Brussels or New York, any day on which banks in the principal financial centre of the country of such currency are open for business;

“Collections” means, with respect to any Sold Receivable, all amounts received in respect of such Sold Receivable including the following:

(i) cash collections, finance, interest, late payment or similar charges;

(ii) payments made on any bill of exchange, promissory note or other negotiable instrument issued in respect of such Sold Receivable to any holder thereof;

(iii) all cash proceeds of Related Security with respect to such Sold Receivable; and

(iv) any Deemed Collections of such Sold Receivable;

“Conditions Precedent” means the conditions precedent to the valid delivery of an Offer set out in Schedule 5;

“Contract” means each of the agreements between the Seller and a Debtor which is subject to the General Terms and Conditions set out in Schedule 1, pursuant to which a Debtor shall be obliged to pay for goods purchased from or services provided by the Seller;

“Credit and Collection Policies” means the collection policies and practices from time to time applied by the Seller and notified in writing to the Purchaser and to the Onward Purchaser in relation to Receivables in accordance with the laws of the jurisdiction in which the Seller originates or administers Receivables;

“CP Programme” means the commercial paper programme established “by the Issuer pursuant to the Dealer Agreements;

“Debtor” means a person set out in the records of the Seller as being obliged to make payments for the provision of goods or services by the Seller evidenced by a Contract for which an invoice has been issued (or, if different, the person so obliged);

“Deemed Collection” has the meaning set out in Clause 8;

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“Defaulted Receivable” means any Sold Receivable (other than a Disputed Receivable or a Written-off Receivable) in respect of which:

(i) the Servicer has not been paid by the relevant Debtor (including, without limitation, payments made by third parties on behalf of the Debtor) by the end of the Collection Period (as defined in the RPA) during which such Sold Receivable becomes more than 90 days overdue for payment from its Receivable Due Date (as defined in the RPA); or

(ii) the related Debtor is subject to an Insolvency Event; or

(iii) a declaration has been made by the Seller or by the Servicer, if the Seller is no longer the Servicer, that such Sold Receivable is irrecoverable; or

(iv) legal proceedings have been commenced for its recovery; or

(v) the Servicer has transferred to the doubtful receivables account; or

(vi) payment rescheduling has occurred.

For these purposes, if a Sold Receivable is credit-insured with an insurance company acceptable to TAPCO only the uninsured portion of such Sold Receivables shall be deemed a Defaulted Receivable;

“Disputed Receivable” means any Receivable in respect of which payment is disputed in whole or in part, with or without justification, by the Debtor owing such Receivable whether by reason of any matter concerning the goods in respect of which the original invoice was issued or by reason of any other matter whatsoever or in respect of which a set-off or counterclaim is being claimed by such Debtor;

“EU Insolvency Regulation” means Council Regulation (EC) No. 1346/2000 of 29 May 2000;

“EURIBOR” means:

(a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the rate of Banking Federation of the European Union for the euro (being currently page 248) for such period as of 11.00 a.m. (Brussels time) on the relevant calculation date or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying the rate of the Banking Federation of the European Union as ABN AMRO Bank N.V. shall select;

(b) (if no Screen Rate is available for the relevant period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Purchaser at its request quoted by the Reference Bank to leading banks in the European interbank market,

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as of 11.00 a.m. (Brussels time) on the quotation day for the offering of deposits in euro for a period comparable to the relevant term;

“Event of Default” has the meaning defined in Clause 13.2;

“Facilities” means each of the Liquidity Facility Agreement, the Euro Programme Enhancement Facility Agreement and the Euro Standby Letter of Credit Agreement;

“Funding Agreement” means the loan agreement between TAPCO and the Issuer under which the Issuer may agree from time to time to advance moneys to TAPCO for the purchase of receivables (or the funding of the purchase of receivables) and any other agreement whereby TAPCO acquires or may acquire funds for the purposes of purchasing Purchased Receivables (as defined in the RPA), but shall exclude the Facilities;

“Insolvency Event” means, in relation to any party, the occurrence of any one or more of the following: (a) such party is or would as a consequence of making an Offer and the acceptance of such Offer be unable to pay its debts as they fall due within the meaning of Section 123 of the Insolvency Act 1986, (b) the petition shall have been presented for the making of an administration order or a winding up order in relation to it or any reorganisation, arrangement, adjustment, protection, relief or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganisation or relief of debtors shall have occurred, or seeking the entry of any order for relief for the appointment of a receiver or trustee for it or any substantial part of its property, or (c) any proceeding of the type described in the foregoing Clause (b) shall be instituted by such party and shall have remained undismissed for a period of sixty (60) consecutive days, or an order granting relief requested in any such proceeding shall be entered;

“Issuer” means Tulip Euro Funding Corporation Limited, a limited liability company incorporated in Jersey and having its registered office at 26 New Street, St Helier, Jersey, Channel Islands;

“Liquidity Facility Agreement” means the liquidity facility agreement dated on or about the date hereof between the Onward Purchaser, ABN AMRO Bank N.V. and the Banks (as defined therein) and any extension or renewal thereof;

“Loan Agreement” means the loan agreement made between the Purchaser as Borrower and Wabco Financial Services SPRL as Lender;

“Loans” means all outstanding loans or part thereof made to TAPCO pursuant to the Funding Agreement for the purpose of financing or refinancing any purchase under the Receivables Purchase Agreement;

“Matured Value” means, in respect of any Loan, the sum of (a) the principal amount thereof, (b) all unpaid interest which is scheduled to become due (whether or not then due) under such Loan and (c) all unpaid fees and other amounts which are then known and scheduled to become due (whether or not then due) on, or in connection with such Loan, in each case payable to, or for the benefit of the Issuer. For the purposes of

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calculating whether the Aggregate Receivables Investment (as defined in the RPA) denominated in euro or Sterling exceeds the Matured Value of the Loans, as the case may be, the Outstanding Nominal Amount of each Receivable shall be converted into US dollars using the rate of exchange contracted in the Hedging Transaction (as defined in the RPA) entered into by TAPCO to hedge its exposure under the Funding Agreement in connection with the funding of the purchase of such Receivable for the delivery to TAPCO of US dollars against the delivery by TAPCO of euro or Sterling;

“Nominal Amount” means, with respect to any Receivable, the principal amount of such Receivable as reflected in the books of the Seller;

“Offer” means a written offer in substantially the form set out in Schedule 3; “Offer Date” means a day which is two Business Days prior to a Purchase Date; “Other Receivables Sale Agreements” means each of the following agreements:

(a) the Receivables Sale Agreements dated on or about the date hereof and made between the Purchaser and WABCO Fahrzeugsysteme GmbH;

(b) the Receivables Sale Agreements dated on or about the date hereof and made between ABN AMRO Bank N.V. (Amsterdam Branch) and WABCO France S.A.S.;

(c) the Onward Sale Agreement dated on or about the date hereof and made between ABN AMRO Bank N.V. (Amsterdam Branch) and Wabco Funding SPRL; and

(d) any other Receivables Sale Agreement to be entered into by the Purchaser and a Seller from time to time, with the prior written consent of the Onward Purchaser;

“Other Servicing Agreements” means each Servicing Agreement dated on or about the date hereof between TAPCO and each Servicer appointed pursuant to each such Servicing Agreement;

“Outstanding Nominal Amount” means at any time, with respect to any Sold Receivable, the Nominal Amount of such Sold Receivable as determined by the most recent Monthly Report, less the amount of Collections received by TAPCO and applied to the Nominal Amount of such Sold Receivable, provided that such Outstanding Nominal Amount shall be restored in the amount and to the extent of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason. For these purposes, Collections shall not be treated as “received” by TAPCO until they have been credited to the Operating Account or applied to amounts due by TAPCO pursuant to Clause 9 of the RPA;

“Programme Limit” shall have the meaning ascribed to such term in the RPA;

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“Purchase Date” means, with respect to any sale of Receivables, the date upon which such sale is completed in accordance with Clause 3 of this Deed;

“Purchase Price” shall have the meaning ascribed to such term in Clause 4;

“Purchaser’s Account” means the account number 720-5404858-30 in the name of the Purchaser with ABN AMRO Bank N.V, Belgium branch;

“Receivable” means any indebtedness owed or purported to be owed to the Seller by a Debtor as the price for goods or services supplied by the Seller to such Debtor;

“Receivables Purchase Agreement” or “RPA” means the receivables purchase agreement dated on or about the date hereof and made between the Purchaser and TAPCO providing for the on-sale by the Purchaser to TAPCO of certain Receivables purchased under this Deed;

“Records” means, in respect of any Receivable, all Contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Receivable and the related Debtor;

“Related Security” means with respect to any Receivable:

(a) all Adverse Claims of the Seller on any property from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by a Debtor describing any collateral security securing such Receivables;

(b) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(c) all Records related to such Receivable; and

(d) all proceeds at any time howsoever arising out of the resale, redemption or other disposal of (net of collection costs), or dealing with, or judgements relating to, any of the foregoing, any debts represented thereby, and all rights of action against any person in connection therewith;

“Relevant Claim” means, in respect of any tax for which the Seller would be liable to pay, indemnify or make an additional payment to the Purchaser under Clause 14, any claim, assessment, notice, demand or other document issued or action taken by or on behalf of a tax authority by which the Purchaser is liable or is sought to be made liable

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to make a payment to the tax authority or to another person or is denied or sought to be denied a Relief;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to tax pursuant any legislation or otherwise;

“Sale Discount” means, on any Purchase Date, the product of (a) the aggregate Nominal Amount of all Receivables to be purchased on such Purchase Date, and (b) a fraction having as the numerator the Average Collection Period on such Purchase Date, and as denominator 360, and (c) EURIBOR for a duration equal to the Average Collection Period on such Purchase Date (calculated on an actual/360 basis);

“Sale Fee” means, on any Purchase Date, 0.1% of the Nominal Amount of all Receivables to be purchased on such Purchase Date, or such other percentage agreed between the parties;

“Securitisation Agreements” means

(i) this Deed and any Other Receivables Sale Agreement;

(ii) the RPA;

(iii) the Accounts Administration Agreement;

(iv) the Loan Agreement;

(v) the Facilities; and

(vi) the Servicing Agreement and any Other Servicing Agreement;

“Servicer” means such person so designated from time to time in accordance with the Servicing Agreement and being at the date hereof WABCO Automotive U.K. Limited;

“Servicing Agreement” means the servicing agreement dated on or about the date hereof between a Servicer and TAPCO;

“Sold Receivables” means any Receivable sold and purchased (or, if the context so requires, to be sold and purchased) under this Deed; and

“Written-Off Receivable” means any Receivable which has been written off as irrecoverable for accounting purposes by the Seller in accordance with the Seller’s general accounting practices.

2. OFFER FOR RECEIVABLES

2.1 On each Offer Date after the Conditions Precedent have been fulfilled to the satisfaction of, or waived by, the Purchaser but in any event before the Termination Date, the Seller may (but shall not be obliged to) offer to sell and to assign to the Purchaser Receivables and their Related Security by delivering to the Purchaser by facsimile an Offer meeting the requirements set forth below.

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2.2 Each Offer delivered pursuant to Clause 2.1 shall:

(a) specify the aggregate Nominal Amount of the Receivables to be purchased on such Purchase Date, and the Purchase Price in relation to such Offer;

(b) identify in relation to each such Receivable:

(i) the name and account number of the Debtor owing such Receivable and its address;

(ii) the invoice date and invoice number;

(iii) the Receivable due date; and

(iv) the Nominal Amount of each such Receivable;

(c) specify the bank and account into which the Purchase Price is to be paid.

2.3 Delivery of an Offer pursuant to Clause 2.1 shall constitute an offer by the Seller binding upon it to sell, to transfer and to assign to the Purchaser with full title guarantee on the following Purchase Date each of the Receivables designated in such Offer and the Related Security.

3. ACCEPTANCE, PURCHASE AND ASSIGNMENT

3.1 Upon delivery of an Offer in accordance with Clause 2, the Purchaser may, but shall not be obliged to, accept such Offer in respect of all or any Receivables the subject of such Offer if:

(a) no Event of Default shall have occurred and be continuing as at the proposed Purchase Date;

(b) the Conditions Precedent have been fulfilled to the satisfaction of the Purchaser or waived by it;

(c) the Offer meets the requirements of Clause 2.2;

(d) the representations and warranties set out in Clause 10 are true in each and every respect;

(e) the proposed Purchase Date is a Purchase Date;

(f) on the proposed Purchase Date, assuming the Offer is accepted, the Aggregate Receivables Investment would be equal to or higher than the sum of (i) the aggregate of the Matured Value of the Loans outstanding from the Issuer to the Onwards Purchaser and (ii) all outstanding Advances (where applicable, such amounts to be converted to euro at the rate specified in the relevant hedging agreement);

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by depositing not later than 2.15 p.m. (Brussels time), to the account specified in the Offer in immediately available funds on the relevant Purchase Date and without set off, netting or deduction, the sum of £1,000 whereupon such Receivables and Related Security shall be sold, transferred and assigned to the Purchaser and title thereto shall pass from the Seller to the Purchaser. Provided always that, if any of the conditions referred to above (save for those conditions which refer to the valid title of the Seller and the transferability of the relevant Receivable) are not met to any extent, then (whether or not the Purchaser is aware of the breach of such conditions) this shall affect neither the validity of the purchase contract (subject to the rights of the Purchaser thereunder) nor of the Purchaser’s title to the relevant Receivables nor any remedy the Purchaser may have for such breach whether under this Deed or at law.

3.2 Each Offer may be accepted only with respect to the Receivables specified in the relevant Offer and any purported form of acceptance of such Offer otherwise than in the manner specified above shall be null and void and of no effect (and for the avoidance of doubt nothing in this Deed or in any Offer or in any other document shall of itself operate so as to convey or transfer to any person any interest in any Receivables or Related Security).

3.3 The Seller shall indemnify the Purchaser against any loss or expense incurred by the Purchaser as a result of any purported revocation of an Offer or any failure by the Seller to complete the sale, purchase and assignment of the Receivables specified in an Offer other than any loss or expense resulting from the negligence or default on the part of the Purchaser in connection therewith, and in no event shall the Seller be liable for any special, punitive or consequential damages asserted by the Purchaser.

3.4 If any Receivable or the Related Security is not transferred for any reason following acceptance of an Offer in accordance with the terms of this Deed other than the Purchaser’s own negligence or default, the Seller shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without undue delay and its own expense. The Seller shall indemnify the Purchaser against any loss or expense reasonably incurred by the Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Purchaser in effecting such transfer.

3.5 The Seller may demand performance by the Purchaser of its obligations hereunder and enforce these obligations, but waives the right to demand rescission of the purchase of any Receivable. The Seller waives any unpaid seller’s lien that it may have.

3.6 If, at any time on or before the close of business on any Business Day of the Seller, the Aggregate Receivables Investment (as defined in the RPA) is less than the aggregate of the Matured Value of the Loans and all outstanding Advances (where applicable converted to U.S. dollars at the rate specified in the relevant Hedging Transaction (as defined in the RPA)), the Seller may offer to sell to the Purchaser an additional amount of Receivables at such Purchase Price as is necessary to reduce such deficiency to zero.

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3.7 If the Seller shall fail to offer to sell Receivables pursuant to Clause 3.6, then the Purchaser shall be entitled to declare the occurrence of a Termination Event and the Purchaser shall have no right to any monetary compensation or to seek to compel the Seller to effect any such additional sales.

4. PAYMENT OF THE PURCHASE PRICE

4.1 On each Purchase Date on which the Purchaser accepts an Offer in accordance with clause 3.1, the Purchaser shall (in addition to the payment of the amount of £1,000 contemplated by Clause 3.1) pay to the Seller the purchase price for the Receivables sold on that date, calculated as follows (the “Purchase Price”):

(a) the Outstanding Nominal Amount of the Receivables sold on the relevant Purchase Date; minus

(b) the Sale Fee; minus

(c) the Sale Discount; minus

(d) £1,000.

4.2 The Nominal Amount of the Receivables, for the purposes of the above calculations, includes VAT if applicable.

4.3 On each date upon which this Deed requires an amount to be paid by either party hereunder, such party shall, save as expressly provided herein, make the same available to the payee by payment in the relevant currency and in immediately available, freely transferable, cleared funds to such account and bank as the relevant payee shall have specified for this purpose

4.4 All payments made by the Seller hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

4.5 The Purchaser may, but need not, apply any sum at any time due from it to the Seller (in its capacity as Seller or Servicer) under this Deed or under the Servicing Agreement in or towards satisfaction of any amount then due from the Seller (in its capacity as Seller or Servicer) and, for this purpose, the Purchaser may apply the sum so due from it in or towards the purchase of such amounts of such other currencies as may be required to effect such application

5. PERFECTION AND FURTHER ASSURANCE

5.1 The Purchaser may do whatever is necessary to ensure that the sale of the Receivables is duly perfected against both the Seller and indirectly each Debtor. The Purchaser may in particular give notice of the sale of the Receivables to the Debtors at any time, and may require the Seller to do so. To this effect, the Seller shall deliver to the Purchaser simultaneously with the execution of this Deed a certificate in the form of Schedule 4, duly printed on its headed paper and executed by a duly authorised officer.

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Each notification made by the Purchaser in accordance with this Clause 5.1 may be accompanied by a photocopy of such certificate.

5.2 The Seller agrees that from time to time it will promptly execute and deliver all instruments and documents and take all action that the Purchaser may reasonably request in order to perfect or protect the assignment of the Receivables or to enable the Purchaser to exercise or enforce its rights under this Deed.

5.3 Any notice to the Debtors pursuant to this Clause 5 shall instruct the Debtors to pay the amount of the Sold Receivables directly to the Purchaser or TAPCO, as the case may be, and shall state the relevant bank account number.

5.4 If any Receivable or the Related Security is not transferred for any reason, the Seller shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without undue delay and at its own expense. The Seller shall indemnify the Purchaser against any loss or expense incurred by the Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Purchaser in effecting such transfer.

5.5 Without prejudice to the provisions of Clauses 13.1 to 13.4, the Seller irrevocably constitutes and appoints the Purchaser, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of a Event of Default which has been notified to the Seller in writing and which has not been cured to the satisfaction of the Purchaser within 5 days of receipt of such notice to take such action as the Purchaser may deem necessary or desirable in order to protect, its own interests, the interests of TAPCO and/or the liquidity banks and/or the Purchaser under this Deed and/or to perfect title to any of the Sold Receivables, or Related Security, including the giving of notices of assignment, redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of the Seller or the Servicer under or in connection with this Deed and to exercise all other remedies of the Seller under this Deed or existing at law. In furtherance of the power herein granted, the Purchaser and the Seller will assist and co-operate with the Purchaser and provide such facilities as the Purchaser may request. The power of attorney hereby granted is given by way of security, is coupled with an interest, and is irrevocable and will extend to and be binding upon the successors and assigns of the Seller.

6. APPOINTMENT OF SERVICER

6.1 The servicing, administering and collection of the Sold Receivables shall be conducted by the Servicer, pursuant to the Servicing Agreement.

6.2 In availing itself of its powers as an attorney of the Seller pursuant to Clause 5.5, the Purchaser may, inter alia, initiate legal proceedings against a Debtor for the collection of a Receivable in the name of the Seller. Before initiating legal proceedings, the Purchaser (unless it is prevented from doing so as a result of the sale of the Receivable

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to a third party) shall offer the Seller the possibility to buy back such Sold Receivable at its outstanding Nominal Amount.

7. INSOLVENCY RISK

7.1 For the avoidance of doubt, the parties confirm that the Purchaser shall bear the risk of insolvency of the Debtors of the Receivables purchased by it hereunder.”

8. DEEMED COLLECTIONS

8.1 If on any day:

(a) a Receivable becomes a Disputed Receivable;

(b) the Nominal Amount of any Receivable is reduced by reason of any set-off or counterclaim or any discount or other trade credit;

(c) the effectively collectible amount of a Receivable is reduced by reason of any deduction on account of tax; or

(d) the Seller is entitled to claim from any tax authorities a refund of any amount of VAT included in a Receivable;

the Seller shall be deemed to have received on such day a “Deemed Collection” in an amount equal to the nominal amount of such Receivable plus any reasonable expenses that the Purchaser has already incurred in connection with the administration or attempted collection of such Receivable (in the case of paragraphs (a) to (c)), or the amount of such collection, reduction or refund (in the case of paragraphs (d).

8.2 If on any day the Seller is deemed to have received a Deemed Collection, the Seller shall promptly pay an amount equal to such Deemed Collection to the Purchaser by transfer of such amount to the Purchaser’s Account.

8.3 If any Receivable which is or is purported to be sold and assigned to the Purchaser hereunder shall have been collected in whole or in part prior to the Purchase Date without such Collection having been deducted from the face amount of such Receivable prior to the Purchase Date, then the portion thereof which shall have been so collected shall be treated for the purposes of this Deed as a Deemed Collection thereof which has been received on the date of the Purchase Date.

8.4 Upon receipt of the payment referred to in Clause 8.2 on account of a Deemed Collection, the Purchaser shall re-assign to the Seller (without recourse or warranty on the part of the Purchaser and at the sole cost of the Seller) the relevant Receivable’or fraction thereof. To the extent, however, that the Purchaser has transferred such Receivable to any third party, such re-assignment of the Receivable to the Seller shall be subject to the rights of such third party and shall only take place if and when the Purchaser is able itself to obtain a re-assignment from such third party.

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9. DEFAULT INTEREST

If any sum due and payable by either party under this Deed or under any judgement rendered in connection therewith is not paid on the due date therefor, such sum shall bear interest as of right and without notice at EURIBOR (three months) determined for the period selected by the Purchaser plus 2%, on a actual/360 basis, from the due date thereof until actual payment.

10. REPRESENTATIONS AND WARRANTIES OF THE SELLER

10.1 The Seller represents and warrants to the Purchaser that:

(a) it is a corporation duly incorporated under the laws of its jurisdiction of incorporation, is not subject to any legal proceedings for an Insolvency Event and has not filed an application for an Insolvency Event, its annulment as a legal entity or the appointment of an Insolvency Officer;

(b) its execution, delivery and performance of this Deed and the transactions contemplated hereby are within its corporate powers and have been duly authorised by all necessary corporate action, require no action by or in respect of, or any filing, recording or enrolling with, any governmental body, agency court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on the assets of the Seller) other than in favour of the Purchaser pursuant to this Deed;

(c) this Deed constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms;

(d) this Deed does not violate any contractual or other obligation binding upon the Seller;

(e) there is no floating charge in existence on the business of the Seller;

(f) all information furnished by it to the Purchaser for the purposes of or in connection with this Deed is true and accurate in every material respect at and as of the time furnished; and

(g) it has its “centre of main interests”, as that term is used in Article 3(1) of the EU Insolvency Regulation, in England and Wales.

10.2 In addition, the Seller represents and warrants to the Purchaser that:

(a) none of the Sold Receivables have been subject to any attachment or are the subject of any encumbrance;

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(b) the amount, due date and other details of each Sold Receivable as set out in the report delivered by the Seller to the Purchaser under Clause 2.2 are true and correct;

(c) each Receivable purported to be sold hereunder is subject to the Seller’s General Terms and Conditions of sale set out in Schedule 1; and

(d) upon each Purchase Date hereunder the Purchaser shall acquire the ownership of each Sold Receivable assigned on such Purchase Date and the Related Security with respect thereto each such Sold Receivable shall be free and clear of any Adverse Claim (other than in favour of the Purchaser) excluding for the avoidance of doubt (i) any general preferences arising in the ordinary course of business on the assets of the Seller and (ii) any set-off rights arising by operation of law.

10.3 The Purchaser contemplates reselling to a third party all or part of the Receivables purchased from the Seller, in the context of a securitisation of Receivables of certain European subsidiaries and Affiliates of WABCO Holdings Inc. In this connection, the Purchaser may from time to time provide the Seller with a copy of the representations, warranties, eligibility criteria and other relevant requirements of the proposed securitisation programme, and request that the Seller correspondingly to make additional representations and warranties and undertake additional covenants in respect of those Receivables sold hereunder which may be eligible for resale under the securitisation programme. The Seller undertakes to use reasonable efforts to comply with this request and to offer its full co-operation in this respect.

10.4 The representations and warranties made in Clauses 10.1 and 10.2 shall be given by the Seller to the Purchaser on the date hereof and on each Purchase Date. The representations and warranties made in accordance with Clauses 10.1 and 10.2 shall be given as soon as practicable after the Purchaser’s request to that effect and on each subsequent Purchase Date.

10.5 The Seller shall promptly indemnify the Purchaser against any losses resulting from the inaccuracy of any representation made in Clauses 10.1 and 10.2 or in accordance with Clause 10.4 other than any loss or expense resulting from negligence or fraud on the part of the Purchaser in connection therewith and in no event shall the Seller be liable for any special, punitive or consequential damages asserted by the Purchaser.

11. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

(a) it is a corporation duly incorporated under Belgian law, is not subject to any legal proceedings for an Insolvency Event and has not filed an application for a bankruptcy;

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(b) its execution, delivery and performance of this Deed and the transactions contemplated hereby are within its corporate powers and have been duly authorised by all necessary corporate action;

(c) this Deed does not violate any contractual or other obligation binding upon the Purchaser; and

(d) there is no floating charge in existence on the business of the Purchaser.

12. COVENANTS

12.1 At all times from the date hereof until all Receivables have been duly paid by the relevant Debtors to the Purchaser:

(a) the Seller shall provide the Purchaser upon request with a copy of its latest audited annual accounts;

(b) the Seller shall comply in all respects with all laws, rules, regulations, orders, writs, judgements, injunctions, decrees or awards to which, to the best of its knowledge, it may be subject, and which could reasonably be regarded as material in the context of the transactions contemplated by this Deed;

(c) the Seller shall provide the Purchaser with all information to which the Purchaser is reasonably and properly entitled pursuant to this Deed;

(d) upon request, the Seller shall provide the Purchaser with a copy of the invoices relating to the Receivables sold;

(e) the Seller shall furnish to or notify the Purchaser of:

(i) prior to implementation, any change in or amendment to the Credit and Collection Policies which the Seller does not in its reasonable opinion consider to be material;

(ii) any material change in or amendment to the Credit and Collection Policies for approval prior to implementation, such approval not to be unreasonably withheld; if such approval is not given by the Purchaser, no such change or amendment of the Credit or Collection Policies will be implemented; and

(iii) such other information (including non-financial information) as the Purchaser may from time to time reasonably request;

(f) the Seller shall keep and maintain adequate Records on a Receivable by Receivable basis. The Seller shall give the Purchaser notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records;

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(g) the Seller shall, at its expense, in a timely and commercially reasonable manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under the contracts related to the Sold Receivables as if interests in the Sold Receivables had not been assigned and sold hereunder;

(h) the Seller shall comply with the Credit and Collection Policies with regard to all Receivables, any Related Security and the related Contract as if interests in the Receivables had not been or were not to be sold hereunder;

(i) the Seller shall not sell, assign or otherwise dispose of, or create or suffer to exist any encumbrance upon or with respect to any goods the subject of any Sold Receivable, any Sold Receivable or related Contract or security, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing; and

(j) except as otherwise permitted hereunder, the Seller shall not extend, amend or otherwise modify the material terms of any Sold Receivable or amend, modify or waive any material term or condition of any Contract related thereto.

(k) the Seller shall assist the Purchaser’s auditors and provide information to them upon request;

(1) the Seller shall not change the nature of its business.

13. TERMINATION AND DEFAULT

13.1 The Seller may at any time terminate this Deed with 5 days notice.

13.2 An Event of Default shall occur if:

(a) any party fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein, subject to a 5 day grace period;

(b) (in respect of the Seller) any representation or warranty made by the Seller in Clauses 10.1, 10.2 or 10.3 is or proves to have been materially incorrect or misleading when given;

(c) (in respect of the Purchaser) any representation or warranty made by the Purchaser in Clause 11 is or proves to have been materially incorrect when given;

(d) any party fails duly to perform or comply with any other obligation expressed to be assumed by it in this Deed and such failure is not remedied within three days after the other party has given notice thereof to such party;

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(e) any indebtedness of any party in an aggregate amount of at least USD 1,000,000 is not paid when due, any such indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity, or any creditor or creditors become entitled to declare any such indebtedness due and payable prior to its specified maturity;

(f) any party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, or makes a general assignment for the benefit of or a composition with its creditors;

(g) any party is subject to legal proceedings for an Insolvency Event, is dissolved or enters in liquidation, or an Insolvency Officer is appointed in relation to it, or any similar event occurs under the laws of any jurisdiction;

(h) any party takes any corporate or other action with a view to any of the events set out in the preceding paragraph;

(i) the Termination Date occurs or a Termination Event occurs under the RPA

(j) an Event of Default has occurred under the Loan Agreement (as defined thereunder);

(k) any material adverse change occurs in the financial position or the collection procedures of the Seller;

(1) there is a default by the Seller in respect of any of its payment obligations to third parties in aggregate in excess of USD 1,000,000 or its equivalent at any time; and

(m) the Seller is no longer a Subsidiary (directly or indirectly) of WABCO Holdings Inc.

13.3 This Deed shall automatically terminate upon the occurrence of any Event of Default referred to under paragraphs (e) or (f) of Clause 13.2. If any other Event of Default shall occur and be continuing in respect of either party, the other party may terminate this Deed by simple notice to such party. Additionally, the Seller shall have the right to terminate this Deed immediately upon written notice to the Purchaser if a court or taxing authority in the jurisdiction in which the Seller is organised or primarily does business determines that this Deed or any arrangement substantially similar to this Deed either (a) constitutes a security arrangement rather than a true sale or (b) otherwise involves an actual or deemed payment by the Seller upon which a withholding tax is due. In such an event, the outstanding Nominal Amount of all Sold Receivables shall be considered to be a Deemed Collection and the provisions of Clauses 8.1, 8.2 and 8.4 shall apply.

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13.4 The termination of this Deed means that no further sales of Receivables may take place, but, except as otherwise provided in Clause 13.3 above, shall not otherwise affect the rights and obligations of the parties hereunder.

14. TAXES, INCREASED COSTS AND INDEMNITIES

14.1 The Seller shall pay all stamp duty, registration and other taxes excluding income taxes and franchise taxes other than such taxes resulting solely from the activities of the Seller under the Securitisation Agreements, to which this Deed or any judgement given in connection herewith or therewith may at any time become subject subsequent to the date of this Deed and, from time to time on demand of the Purchaser, immediately indemnify the Purchaser against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax, except those penalties and interest charges that are due to the negligence of the Purchaser or its agents provided that, in the case of any payment relating to the Euro Standby Letter of Credit Agreement, the Seller shall only be required to pay (a) amounts payable solely in respect of, or as a result of the transaction contemplated by this Deed and the funding thereof and (b) such proportion of any general cost equal to the proportion which the L/C Portion relating to the transaction contemplated in this Deed bears to the then Available L/C Portion (both terms as defined in the Euro Standby Letter of Credit Agreement). In the case of any payment relating to the Euro Programme Enhancement Facility Agreement, the Seller shall only be required to pay (i) amounts payable solely in respect of, or as a result of, the transactions contemplated by this Deed and the funding thereof and (ii) such proportion of any general cost equal to the proportion which the Euro Programme Enhancement Facility Portion relating to the transactions contemplated in this Deed bears to the then Available Programme Enhancement Facility Portion. The Purchaser shall, as soon as it becomes aware that any such stamp duty, registration or other taxes may become due, inform the Seller of the same. If the Seller shall request, Purchaser shall contest, or permit Seller to contest on Purchaser’s behalf (in either case at the expense of Seller) any such stamp duty, registration or other taxes that the Seller reasonably believes is not lawfully owed. The Purchaser and the Seller shall cooperate to the extent practicable, and the Purchaser shall endeavour to take such measures as shall be practicable, with a view to lawfully mitigate any such stamp duty, registration or other taxes and expenses. In the event that the Purchaser receives a refund of any stamp duty, registration or other taxes for which the Seller has made an indemnification payment to the Purchaser under this Clause 14.1, the Purchaser will immediately pay such refund to the Seller, inclusive of any interest thereon received from the relevant taxing authority.

14.2 All payments to be made by the Seller to the Purchaser hereunder shall be made free and clear of and without deduction for or on account of tax unless the Seller is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Seller in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the

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sum which it would have received and so retained had no such deduction or withholding been made or required to be made. If the Purchaser shall be entitled to exemption from or reduction of an applicable withholding tax, the Purchaser will provide to the Seller such documentation as is required under the laws of the relevant taxing jurisdiction to avail of said withholding tax exemption or reduction.

14.3 If the Seller makes any deduction or withholding and an increased payment becomes payable under Clause 14.2 then, if the Purchaser has been granted by any relevant tax authority a credit or refund in respect of such payment, the Purchaser shall (to the extent that it can do so without prejudice to the retention of the amount of that credit or refund or any other credit or refund and to the extent that it is not unlawful or contrary to any official directive of the government (or any taxing or other authority or agency thereof) of the country concerned with such credit or refund for it to do so and to the extent that an actual pecuniary benefit is acquired by the Purchaser from such credit or refund) pay to the Seller such sum as the Purchaser shall in its absolute discretion determine and notify to the Seller to be equal to the proportion of that credit or refund which will leave the Purchaser (after such payment) in no better or worse position than it would have been in had no such deduction or withholding been required. The Purchaser shall have an absolute discretion as to the order and manner in which it claims any credits or refunds available to it and the manner in which it arranges its tax affairs and it shall not be obliged to disclose to the Seller any information regarding its tax affairs or computations nor to take any action to procure any such credit or refund. Any payment made under this Clause 14.3 shall be conclusive evidence of the amount due to the Seller and shall, in the absence of any manifest or material error, be accepted by the Seller in full and final settlement of its rights or reimbursement hereunder in respect of the relevant payment, deduction or withholding.

14.4 If the Seller is required to pay a withholding tax and the Purchaser determines that (i) a tax credit is attributable to that withholding tax payment; and (ii) it has obtained and utilised that tax credit, the Purchaser shall pay an amount to the Seller which the Purchaser determines will leave it (after that payment) in the same after-tax position as it would have been in had said withholding tax not been payable.

14.5 The Seller shall from time to time on demand of the Purchaser indemnify and reimburse the Purchaser for all sums payable by the Purchaser to the Onwards Purchaser under clause 13.4 of the RPA. The Purchaser shall, as soon as it becomes aware that any amounts referred to in the previous sentence may become due, inform the Seller of the same. The Purchaser and the Seller shall co-operate to the extent practicable with a view to lawfully mitigating liability for such amounts.

14.6 If the Purchaser receives an inquiry from or is notified of an examination by any taxing authority (“Tax Audit”) or becomes aware of any matter (whether or not such matter is a Tax Audit) which might give rise to a Relevant Claim;

14.6.1 it shall immediately give notice to the Seller of the matter and shall consult with the Seller with respect to the matter, and with respect to a Tax Audit, permit the Seller to participate in the Tax Audit, provided that such

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participation shall be limited only to matters that might give rise to a Relevant Claim;

14.6.2 it shall:

(a) take any action and institute any proceedings, and give any information and assistance, as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the matter at all stages before and after such matter gives rise to a Relevant Claim; or

(b) in connection with proceedings related to the matter or Relevant Claim, use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of the proceedings,

(c) in each case on the basis that the Seller shall fully indemnify the Purchaser on demand against all reasonable costs incurred as a result of a request or nomination by the Seller; and

(d) it shall not admit liability in respect of, or compromise or settle, the matter or Relevant Claim without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

14.7 Any demand made by the Purchaser under this Clause 14 shall be accompanied by a statement, duly certified by an officer of the Purchaser, giving reasonable particulars of the claim for reimbursement which shall be relied upon and agreed as authoritative by the Seller.

14.8 The Purchaser hereby agrees promptly to notify the Seller if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Purchaser under this Clause 14.

14.9 Without limiting any other rights which the Purchaser may have hereunder or under any applicable law, the Seller hereby agrees to immediately indemnify the Purchaser, TAPCO and their respective officers, directors and agents or any assignee from and against any and all damages, losses, claims, liabilities, reasonably incurred costs and expenses (excluding, for the avoidance of doubt, any tax on income or profits and any franchise taxes, other than such taxes resulting solely from the activities of the Seller under the Securitisation Agreements), including, without limitation, reasonably incurred attorneys’ fees (if any), and disbursements including any irrecoverable value added tax thereon (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them resulting as a consequence of

(i) reliance on any representation or warranty made by the Seller (or any officer of the Seller) under or in connection with this Deed, any Monthly Report or any other information or report delivered by the Seller, which shall have been materially false, incorrect or omitting of any material fact at the time made or deemed made;

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(ii) the failure by the Seller (or any officer of the Seller) to comply with any applicable law, rule or regulation with respect to any Sold Receivable, Related Security or the related Contract, or the non-conformity of any Sold Receivable, Related Security or the related Contract with any such applicable law, rule or regulation;

(iii) any dispute, claim, offset or defence of the Debtor (other than the effects of the bankruptcy of the Debtor) to the payment of a Sold Receivable, including, without limitation, a defence based on such Sold Receivable, Related Security or the related Contract not being a legal, valid and binding obligation of such Debtor enforceable against it in accordance with its terms, or any claim resulting from the Receivables being governed by the general business terms of the Debtor, or any other claim resulting from the sale of goods related to such Receivable or the failure to perform any obligations related to such goods or the failure to perform any obligations related to any applicable laws, rules or regulations in respect thereof;

(iv) any material product liability claims or material personal injury or property damage suit or other similar or related claims or action of whatever sort arising out of or in connection with the goods which are the subject of any Sold Receivable;

(v) any disclosure of false, misleading or incomplete information regarding the Debtors by the Seller to the Purchaser or TAPCO or the supply of any Contracts, Records and all other related documents to the Purchaser or TAPCO, provided that there shall be no obligation to indemnify with respect to information, contracts or records not generated by the Seller or any of its affiliates;

(vi) any related indemnities given by TAPCO in each of the Facilities, to the extent that the same relate to the Sold Receivables or the transactions contemplated in this Deed; and

(vii) any claim arising from collection activities conducted by the manner in which the Seller or the Servicer conducts itself in the collection of Receivables including, without limitation, any failure by the Seller, whether as Seller or in its capacity as Servicer, to transfer any Collection to the Operating Account, excluding, however, (i) Indemnified Amounts to the extent resulting from the negligence or wilful misconduct, fraud, illegal act, breach of contract or fiduciary duty on the part of the Purchaser or TAPCO or their agents, (ii) Indemnified Amounts arising out of the failure of any Debtor to pay amounts lawfully owed in respect of a Sold Receivable and (iii) Indemnified Amounts resulting from the re-characterisation of the purchase of the Sold Receivables as another type of transaction or the absence of a true sale of the Sold Receivables;

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14.10 Promptly after receipt by the Purchaser of notice of any claim or the commencement of any action or proceedings with respect to which an amount described in Clause 14.1 or 14.2 or an Indemnified Amount may become payable, the Purchaser will notify the Seller in writing of such a claim or commencement of such action. The Seller shall be entitled at its own expense to assume, in the name of the Purchaser, the defence of any claim, action or proceeding of which it has received notice (whether such notice is received from the Purchaser, a taxing jurisdiction or other claimant or a third party) with respect to which an amount described in Clause 14.1 or 14.2 or an Indemnified Amount may become payable and shall be entitled (at its own expense) to take, in the name of the Purchaser, such action as the Seller shall see fit to defend or avoid liability for any such amount described in Clause 14.1 or 14.2 or Indemnified Amount or to recover the same from any third party. The Purchaser shall cooperate fully with the Seller to bring to fruition the rights granted by the Purchaser in the previous sentence, including without limitation, providing all authorizations and powers of attorney required for the Seller to carry out the actions described therein.

15. TRANSFERS

15.1 The Seller shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder unless with the prior written consent of the Purchaser and TAPCO, such consent not to be unreasonably withheld.

15.2 The Purchaser may at any time transfer all or part of its rights under this Deed and the Receivables purchased by it to any third party, upon prompt written notice to the Seller.

16. DISCLOSURE OF INFORMATION

16.1 None of the parties hereto shall, during the continuance of this Deed or after its termination, disclose to any person, firm or company whatsoever (except with the authority of the other parties hereto) any information which that other party has acquired under or in connection with this Deed other than:

16.1.1 to employees, officers or agents of any of TAPCO, ABN AMRO Bank N.V., the Banks under the Facilities, the Issuer, Standard & Poor’s, Moody’s and the Dealers under the Dealer Agreements (but not, for the avoidance of doubt, holders of commercial paper issued thereunder);

16.1.2 in connection with any proceedings arising out of, or in connection with, this Deed, the Servicing Agreement, the Funding Agreement, and each of the Facilities or the preservation or maintenance of its rights thereunder;

16.1.3 if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise;

16.1.4 pursuant to any law or regulation or requirement of any governmental agency in accordance with which that party is required or accustomed to act;

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16.1.5 to the disclosure of any information disclosed to a prospective successor Servicer (as the case may be) on the basis that the recipient will hold such information confidential upon substantially the same terms as this paragraph;

16.1.6 to any governmental, banking or taxation authority of competent jurisdiction subject to prior notice to the Sellers; or

16.1.7 to its auditors or legal or other professional advisers. 16.2 The restriction in Clause 16.1 above shall not apply to:

16.2.1 employees or officers or agents of any of the parties referred to in Clause 16.1 above, any part of whose functions are or may be in any way related to this Deed;

16.2.2 information already known to a recipient otherwise than in breach of this Clause 16;

16.2.3 information also received from another source on terms not requiring it to be kept confidential; and

16.2.4 information which is or becomes publicly available otherwise than in breach of this Clause 16.

17. NO LIABILITY AND NO PETITION AND LIMITED RECOURSE

17.1 No recourse under any obligation, covenant, or agreement of the Purchaser contained in this Deed shall be had against any shareholder, officer or director of the Purchaser or the Issuer as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Deed is a corporate obligation of the Purchaser and no liability shall attach to or be incurred by the shareholders, officers, agents or directors of the Purchaser or the Issuer, or any of them, under or by reason of any of the obligations, covenants or agreements of such Purchaser contained in this Deed, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by the Seller as a condition of and consideration for the execution of this Deed.

17.2 The Seller hereby agrees that it shall not, until the expiry of one year and one day after the payment of all sums outstanding and owing under the latest maturing note under the CP Programme:

(a) take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organisation of, or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Purchaser or Issuer or of any or all the Purchaser’s or Issuer’s revenues and assets; or

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(b) have any right to take any steps for the purpose of obtaining payment of any amounts payable to it under this Deed by the Purchaser or the Issuer and shall not until such time take any steps to recover any debts whatsoever owing to it by the Purchaser or Issuer.

17.3 Without prejudice and subject to Clauses 17.1 and 17.2, the Seller acknowledges that its recourse against the Purchaser in respect of any matter provided herein shall always be limited at any time to the assets of the Purchaser, and subject to the orders of priority (if any) set out in agreements the Purchaser entered into in the context of the purchase of Receivables hereunder or the financing of such purchase

18. WAIVER

No failure on the part of the Purchaser to exercise, or delay on its part in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Purchaser of any right preclude any further or other exercise of such right or the exercise by the Purchaser of any other right.

19. PARTIAL INVALIDITY

Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

20. NOTICES AND AMENDMENTS

20.1 Each communication to be made hereunder shall, (except expressly permitted otherwise) be made in writing but, unless otherwise stated, may be made by facsimile or letter.

20.2 Any communication or document to be made or delivered by any one person to another pursuant to this Deed shall (unless that other person has by fifteen days’ written notice to the other specified another address) be made or delivered to that other person at the address identified in Schedule 2 to this Deed and shall be deemed to have been made or delivered (in the case of any communication made by facsimile) when despatched or (in the case of any communication made by letter) when left at that address. Any communication sent by facsimile shall be promptly confirmed by letter but the non-delivery or non-receipt of any such letter shall not affect the validity of the original facsimile communication.

20.3 Each communication and document made or delivered hereunder shall be in English.

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21. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

22. GOVERNING LAW AND JURISDICTION

22.1 This Deed and all matters arising from or connected with it shall be governed by, and construed in accordance with, the laws of England and Wales.

22.2 Each of the parties hereto irrevocably agrees that:

22.2.1 the courts of England and Wales shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Deed and, for such purposes, irrevocably submits to the jurisdiction of such courts;

22.2.2 the submission to the jurisdiction of the courts referred to in Clause 22.2.1 shall not (and shall not be construed so as to) limit the right of either party to take proceedings against the other in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not if and to the extent permitted by applicable law;

22.2.3 it hereby irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 22.2.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Deed and agrees not to claim that any such court is not a convenient or appropriate forum; and

22.3 Each Party irrevocably appoints the person described as process agent (if any) specified in the Schedule 2 to receive on its behalf service of any action, suit or proceedings in connection with this Agreement. If any person appointed as process agent ceases to act for any reason the appointing Party shall notify the other Party and shall promptly appoint another person incorporated within England and Wales to act as its process agent.

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IN WITNESS WHEREOF the parties hereto have caused this Deed to be duly executed and delivered the day and year first above written.

EXECUTED as a Deed

for and on behalf of

WABCO AUTOMOTIVE U.K. LIMITED

by an attorney in the presence of:

Signature of Witness:

EXECUTED as a Deed by

WABCO FUNDING SPRL

acting by two directors or one

director and the company secretary /s/ Paul Chardome Paul Chardome Manager

(director)

(director/company secretary)

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SCHEDULE 1

General Terms And Conditions

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SCHEDULE 2

Addresses For Notice

TO THE SELLER:

WABCO AUTOMOTIVE U.K. LIMITED

c/o WABCO Europe Sprl

Att Malcolm Gilbert/Jef Van Osta

Chaussee de Wavre 1789

1160 Bruxelles

Belgium

fax: +32 2 663 98 95

attention:

TO THE PURCHASER:

WABCO FUNDING SPRL

Rue de Genval 20,

1301 Bierges,

Belgium.

fax: +32 1 620 0820

attention: Paul Chardome

Process Agent: WABCO Automotive U.K. Limited

WITH A COPY TO:

ABN AMRO BANK N.V.

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

fax : +31 20 628 46 66

attention : Nicole Grootveld-Sandig

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SCHEDULE 3

Form Of Offer

Form of Offer

To: WABCO Funding SPRL

From: WABCO Automotive U.K. Limited

Dated: [•]

Dear Sirs,

1. We refer to a receivables securitisation deed (such deed, as from time to time amended, supplemented or novated being herein called the “Receivables Securitisation Deed”) dated on or about [•] and originally made between yourselves as Purchaser and ourselves as Seller.

2. Terms defined in the Receivables Securitisation Deed shall bear the same meaning herein.

3. We hereby offer to sell, to assign and to transfer to you, pursuant to the Receivables Securitisation Deed, the Receivables listed in the Schedule hereto and the Related Security at a Purchase Price calculated in accordance with the Receivables Securitisation Deed and notify you that:

3.1 the aggregate Nominal Amount of all the offered Receivables, calculated as at the date hereof, is [•];

3.2 the Purchase Price in respect of all the offered Receivables, calculated as at the date hereof, is [•]; and

3.3 the Purchase Price is to be paid into account no. [specify number] in the name of [specify account name] at [specify bank name and address].

This Offer constitutes an offer by us to assign and to sell to you the ownership interest in the Receivables and Related Security referred to in this Offer.

This offer letter does not record the existence of a contract at the date hereof and the offerer has no intention to enter into a contract at anytime prior to acceptance (if any) of its offer in accordance with its terms of the Receivables Securitisation Deed.

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SCHEDULE 4 Certificate of Officer

[headed paper of the Seller]

[date] TO WHOM IT MAY CONCERN

This is to certify that we have, pursuant to a Receivables Securitisation Deed dated on or about [•], sold our receivables to WABCO Funding SPRL.

If you receive notification of the sale of receivables pursuant to the above mentioned Deed, please follow the instructions of WABCO Funding, SPRL and make any payments owed by you to us as directed by them.

Made on [•] .

WABCO Automotive U.K. Limited

name:

title :

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SCHEDULE 5 Conditions Precedent

The following are conditions precedent to the valid delivery of an Offer:

1. copies of a resolution of each of the Seller’s and the Servicer’s board of directors, and any other necessary corporate documents, approving this Deed, the Servicing Agreement and the other documents to be delivered by it and the transactions contemplated hereunder;

2. certified copies of the constitutional documents relating to the Seller and the Servicer;

3. a certificate of an authorised officer of each of the Seller and the Servicer certifying:

(i) the names and signatures of the officers authorised on behalf of the Seller to execute this Deed, the Servicing Agreement and any other documents to be delivered by such persons hereunder, on which certificate the Purchaser may conclusively rely until such time as the Purchaser shall receive from such persons a revised certificate meeting the requirements of this paragraph;

(ii) the authenticity of the constitutional documents relating to the Seller and the Servicer; and

(iii) the resolutions referred to in (i) above have not been amended, modified, revoked or rescinded;

4. complete executed copies of each Securitisation Agreement;

5. a legal opinion from legal counsel to the Seller opining on the corporate capacity of the Seller and the Servicer addressed to the Purchaser;

6. any legal opinion considered necessary in the opinion of the Purchaser;

7. a copy of the latest audited financial statements and a copy of the latest semi-annual unaudited consolidated financial statements of the Seller;

8. a copy of the Monthly Report for the most recently expired Collection Period;

9. copy of any other statements or contracts the Purchaser deem necessary with regard to any Receivables;

10. all representations and warranties made by the Seller and the Servicer in any Securitisation Agreement being true and accurate in all material respects;

11. confirmation from each of the Rating Agencies that upon execution of the Securitisation Agreements, the Euro CP Notes will maintain their then current rating;

12. confirmation from ABN AMRO Bank N.V. of receipt by it of the structuring fee in terms of the Global Fee and Settlement Letter and confirmation from all other parties thereto that all fees payable to them have been paid;

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13. confirmation that the Seller has established the Collection Account(s) and the arrangements for the collection of the Sold Receivables are satisfactory in the opinion of ABN AMRO Bank N.V. and the Purchaser;

14. delivery of a solvency certificate by each of the Seller and the Servicer; and

15. satisfaction of “Know Your Client” requirements of ABN AMRO Bank N.V. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.

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